EXHIBIT 99.1

Otelco Reports Fourth Quarter and 2020 Financial and Operational Results

ONEONTA, Ala., March 16, 2021 (GLOBE NEWSWIRE) -- Otelco Inc. (NASDAQ: OTEL) (“Otelco” or the “Company”), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced operational and financial results for its fourth quarter and year ended December 31, 2020. Key operational and financial highlights for Otelco include:

  Total revenues of $15.5 million for fourth quarter 2020 and $62.0 million for 2020.
  Operating income of $2.8 million for fourth quarter 2020 and $11.5 million for 2020.
  Net income of $1.4 million for fourth quarter 2020 and $6.3 million for 2020.
  Consolidated EBITDA (as defined below) of $5.0 million for fourth quarter 2020 and $20.9 million for 2020.
  Scheduled principal payments of $1.1 million in fourth quarter 2020 and $4.4 million overall in 2020 reduced debt to $65.9 million at the end of 2020.

FOURTH QUARTER 2020 RESULTS
The Company continued to execute on its strategy of data speed enhancements and fiber deployment in fourth quarter 2020. Revenues for fourth quarter 2020 declined $0.1 million, or 0.5%, from fourth quarter 2019, primarily from a reduction in voice services and access fees, partially offset by increases in internet, video and security, transport and managed services. Compared to third quarter 2020, revenues decreased $0.1 million. Cost of services increased by $0.6 million, or 7.7%, from fourth quarter 2019. After excluding $0.2 million and $0.1 million in Board project expense, including legal work associated with the Oak Hill transaction, for fourth quarter 2020 and 2019, respectively, selling, general and administrative expense decreased $0.2 million when compared to fourth quarter 2019. Interest expense declined $0.3 million reflecting lower interest rates and the reduction in principal outstanding under the Company’s credit agreement. Net income was $1.4 million in fourth quarter 2020, compared to $2.0 million in fourth quarter 2019. Basic net income per share was $0.42 for fourth quarter 2020, compared to $0.58 per share in the same period of 2019. The Company invested $2.0 million in its network and operational capabilities during fourth quarter 2020. Consolidated EBITDA was $5.0 million for fourth quarter 2020, compared to $5.6 million for the same period in the previous year. Excluding the Board project expense, including legal work associated with the Oak Hill transaction, Consolidated EBITDA was $5.2 million for fourth quarter 2020, compared with $5.7 million in third quarter 2020. The ratio of debt, net of cash, to Consolidated EBITDA was 2.89, reflecting the scheduled payments made on the debt.

COVID-19 UPDATE
The novel strain of coronavirus (COVID-19) continues to have an impact on the world’s economy and Otelco’s operations. Otelco closely monitors developments in the states it serves and has adjusted its operations accordingly to mitigate the potential risks related to the COVID-19 pandemic to the Company, its employees, and its customers. Otelco has continuously provided essential voice and data services to its customers throughout the pandemic, while improving its ability to provide higher speed internet services through investment in its network. As a result of the measures implemented by the Company, no significant adverse impact on results of operations or its financial position at December 31, 2020, has occurred.

ALABAMA AND MAINE FIBER INSTALLATIONS SERVING ADDITIONAL CUSTOMERS; CABLE UPGRADE TO DOCSIS 3.1 AND VDSL UPGRADES COMPLETED DURING FOURTH QUARTER 2020
In the last two years, the Company has installed 278 miles of Fiber-To-The-Premise (“FTTP”) in its service territories. Approximately 4,346 customers have upgraded their service or signed up for the new Lightwave fiber service in Alabama and in three towns in Maine. The Company also continues to increase the speed of its Lightwave FTTP service, now offering gigabit speeds throughout its entire FTTP service area.

In the southern part of its Alabama territory in and around Oneonta, Alabama, where Otelco is also the cable provider, the Company completed upgrades to its hybrid fiber coax network to DOCSIS 3.1. As a result, all Otelco cable customers now have access to gigabit internet speeds, like the speeds available over its FTTP network.

Commenting on these developments, Richard Clark, President and Chief Executive Officer, pointed out that the Company has significantly increased available internet speeds in the last two years. Expected additional expansion of its fiber network in 2021 will support further improvement for existing customers and offer similar opportunities to new customers. Clark said, “The hard work of our team to increase the availability of gigabit speeds in the communities we serve has been well received by our customers. While gigabit service is probably not necessary for most customers today, the higher speeds now available through our network improvements allow customers to support multiple devices simultaneously as more work and study at home requirements are instituted. Importantly, our network is positioned to also provide for future increased customer requirements.”

BALANCE SHEET
At the end of fourth quarter 2020, the Company reported cash of $8.4 million compared to $3.1 million at the end of 2019. The Company has completed its application for forgiveness of the $3.0 million loan received in April 2020 under the Paycheck Protection Program (“PPP”) and provided the Small Business Administration all supporting documentation. Total assets increased from $120.7 million at the end of 2019 to $127.4 million at the end of 2020. During 2020, the Company invested $10.0 million in improving its network and operational capabilities, compared to $12.4 million during 2019. The Company’s leverage ratio (as defined in its credit agreement) of consolidated indebtedness to Consolidated EBITDA was 3.16 at the end of 2020, reflecting the use of additional cash generated from business operations to improve its network. The Company will make an Excess Cash Flow principal payment of $3.1 million at the end of first quarter 2021. Its ratio of debt, net of cash (excluding the PPP loan), to Consolidated EBITDA was 2.89. The interest rate margin on its loan is 4.50% and the current and projected one-month LIBOR rates are projected to remain below 1.0% during 2021.

SUMMARY
“Otelco is committed to meeting our customers’ need for increased internet speed in the face of the risks and uncertainties brought on by the COVID-19 pandemic and the corresponding changes in daily routines,” noted Clark. “We expect further changes in customer requirements as vaccines are distributed, and our dedicated team will adjust to meet new needs as they arise. We saw our customer base increase by 1.1% in 2020 compared to a loss of 3.7% for the 2019 calendar year. At the end of 2020, our projects have brought gigabit internet capability to more than 27% of our market, while increasing available speeds to 50 and 75 mbps to another 9% of our market with VDSL. Approximately 21% of the Otelco market has access to speeds ranging from 25 mbps to 75 mbps. Our objective remains to improve service capabilities and add new customers to the Otelco family of companies through investment in our broadband networks and delivering faster internet service.”

OTELCO TO BE ACQUIRED BY OAK HILL CAPITAL
On July 27, 2020, Otelco announced that it had entered into a definitive agreement to be acquired by affiliates formed by Oak Hill Capital, a private equity firm, for $11.75 per share in cash, or a total equity purchase price of $40.6 million (the “Transaction”). On October 9, 2020, at a special meeting of Otelco’s stockholders, the stockholders approved a proposal to adopt the definitive agreement. The Transaction is not subject to financing contingencies. The press release, proxy statement and related Securities and Exchange Commission (the “SEC”) filing are available in the Investors section of the Company’s website at www.Otelco.com. All state regulatory review and approval processes have been initiated. Once all regulatory approvals are received, the transaction will close. The transaction is now expected to close in the second quarter of 2021.

FOURTH QUARTER AND YEAR 2020 EARNINGS CONFERENCE CALL
Otelco has scheduled a conference call, which will be broadcast live over the internet, on Wednesday, March 17, 2021, at 11:30 a.m. (Eastern Time). To participate in the call, participants should dial (856) 344-9206 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company’s website at www.Otelco.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.Otelco.com for 30 days. A two-week telephonic replay may also be accessed by calling (719) 457-0820 and entering the Confirmation Code update 2033224.

Fourth Quarter and Annual 2020 Financial Summary
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Change
	2020	2019	Amount	Percent
Revenues	$15,507	$15,591	$(84)	(0.5)%
Operating income	$2,802	$3,531	$(729)	(20.6)%
Interest expense	$(925)	$(1,227)	$(302)	(24.6)%
Net income available to stockholders	$1,430	$1,979	$(549)	(27.7)%
Basic net income per share	$0.42	$0.58	$(0.16)	(27.6)%
Diluted net income per share	$0.42	$0.58	$(0.16)	(27.6)%

Consolidated EBITDA	$5,021	$5,582	$(561)	(10.1)%
Capital expenditures	$1,971	$4,845	$(2,874)	(59.3)%

	Twelve Months Ended December 31,		Change
	2020	2019	Amount	Percent
Revenues	$61,971	$62,766	$(795)	(1.3)%
Operating income	$11,542	$14,844	$(3,302)	(22.2)%
Interest expense	$(4,025)	$(5,271)	$(1,246)	(23.6)%
Net income available to stockholders	$6,307	$7,796	$(1,489)	(19.1)%
Basic net income per share	$1.84	$2.28	$(0.44)	(19.3)%
Diluted net income per share	$1.83	$2.27	$(0.44)	(19.4)%

Consolidated EBITDA	$20,932	$23,410	$(2,478)	(10.6)%
Capital expenditures	$10,036	$12,440	$(2,404)	(19.3)%

ABOUT OTELCO
Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. Otelco is among the top 20 largest local exchange carriers in the United States. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.Otelco.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors, some of which are listed below, that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking, including statements regarding the Company’s response to the COVID-19 pandemic, network upgrade plans and customer growth. Important risk factors related to the Transaction that may cause such differences include: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement, including a termination under circumstances that could require the Company to pay a termination fee; (2) Oak Hill’s failure to obtain the necessary equity and debt financing or the failure of that financing to be sufficient to complete the Transaction; (3) the inability to complete the Transaction due to the failure to satisfy certain conditions to completion of the Merger, including the receipt of required regulatory approvals, or for any other reason; (4) risks that the Transaction disrupts current plans and operations, including possible adverse effect on the Company’s business relationships, diversion of management’s attention, and the potential difficulties in employee retention as a result of the Transaction; (5) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against the Company or others relating to the Transaction; (6) the definitive agreement’s contractual restrictions on the conduct of the Company’s business prior to the completion of the Transaction; and (7) the possible adverse effect on the Company’s business and the price of its common stock if the Transaction is not consummated in a timely manner or at all. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the SEC. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

OTELCO INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value and share amounts)

	As of December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$8,445	$3,113
Accounts receivable:
Due from subscribers, net of allowance for doubtful
accounts of $232 and $209, respectively	3,881	3,908
Other	2,373	1,905
Materials and supplies	3,615	3,954
Prepaid expenses	1,274	1,624
Other assets	187	251
Total current assets	19,775	14,755

Property and equipment, net	59,386	57,284
Goodwill	44,976	44,976
Intangible assets, net	158	530
Operating lease right-of-use asset	1,539	1,146
Investments	1,454	1,477
Other assets	116	577
Total assets	$127,404	$120,745

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,498	$1,525
Accrued expenses	5,643	4,861
Advance billings and payments	1,680	1,618
Customer deposits	26	44
Current operating lease liability	375	296
Current maturity of long-term notes payable, net of debt issuance costs	6,946	3,929
Total current liabilities	16,168	12,273

Deferred income taxes	21,514	21,521
Advance billings and payments	1,958	2,157
Other liabilities	276	12
Long-term operating lease liability	1,164	850
Paycheck Protection Program notes payable	2,975	-
Long-term notes payable, less current maturities and debt issuance costs	58,094	65,172
Total liabilities	102,149	101,985

Stockholders' equity
Class A Common Stock, $.01 par value-authorized 10,000,000 shares;
issued and outstanding 3,421,794 and 3,412,805 shares, respectively	34	34
Additional paid in capital	4,463	4,275
Retained earnings	20,758	14,451
Total stockholders' equity	25,255	18,760
Total liabilities and stockholders' equity	$127,404	$120,745

OTELCO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Revenues	$15,507	$15,591	$61,971	$62,766

Operating expenses
Cost of services	8,016	7,445	30,251	30,075
Selling, general and administrative expenses	2,543	2,669	11,869	10,204
Depreciation and amortization	2,146	1,946	8,309	7,643
Total operating expenses	12,705	12,060	50,429	47,922

Income from operations	2,802	3,531	11,542	14,844

Other income (expense)
Interest expense	(925)	(1,227)	(4,025)	(5,271)
Other income	7	11	820	616
Total other expenses	(918)	(1,216)	(3,205)	(4,655)

Income before income tax expense	1,884	2,315	8,337	10,189
Income tax expense	(454)	(336)	(2,030)	(2,393)

Net income	$1,430	$1,979	$6,307	$7,796

Weighted average number of common shares outstanding:
Basic	3,421,794	3,412,805	3,421,794	3,412,805
Diluted	3,440,772	3,430,453	3,440,772	3,430,453
Basic net income per common share	$0.42	$0.58	$1.84	$2.28
Diluted net income per common share	$0.42	$0.58	$1.83	$2.27

OTELCO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income	$6,307	$7,796
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	7,994	7,344
Amortization	315	299
Amortization of loan costs	502	452
Non-cash lease amortization	409	265
(Benefit )provision for deferred income taxes	(23)	1,308
Excess tax benefit from stock-based compensation	16	68
Provision for uncollectible accounts receivable	371	214
Stock-based compensation	208	254
Gain on the sale of property	(211)	-
Changes in operating assets and liabilities
Accounts receivable	(748)	(196)
Materials and supplies	339	(1,152)
Prepaid expenses and other assets	811	(860)
Accounts payable and accrued expenses	755	1
Advance billings and payments	(137)	(73)
Other liabilities	(163)	(270)
Net cash from operating activities	16,745	15,450

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(10,036)	(12,440)
Proceeds from the sale of property	234	-
Retirement of investment	(3)	(4)
Net cash from investing activities	(9,805)	(12,444)

Cash flows used in financing activities:
Loan origination costs	(213)	(12)
Principal repayment of long-term notes payable	(4,350)	(4,350)
Interest rate cap	-	4
Tax withholdings paid on behalf of employees for restricted stock units	(20)	(192)
Proceeds from Paycheck Protection Program loan	2,975	-
Net cash used in investing activities	(1,608)	(4,550)

Net increase (decrease) in cash and cash equivalents	5,332	(1,544)
Cash and cash equivalents, beginning of period	3,113	4,657

Cash and cash equivalents, end of period	$8,445	$3,113

Supplemental disclosures of cash flow information:
Interest paid	$3,502	$4,834

Income taxes paid	$884	$1,993

Issuance of Class A common stock	$-	$-

CONSOLIDATED EBITDA – Consolidated EBITDA is defined as consolidated net income plus consolidated net interest expense, depreciation and amortization, income taxes and certain other fees, expenses and non-cash charges reducing consolidated net income. Consolidated EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Consolidated EBITDA corresponds to the definition of Consolidated EBITDA in the Company’s credit facility. The lenders under the Company’s credit facility utilize this measure to determine compliance with credit facility requirements. The Company uses Consolidated EBITDA as an operational performance measurement to focus attention on the operational generation of cash, which is used for reinvestment into the business; to repay its debt and to pay interest on its debt; to pay income taxes; and for other corporate requirements. The Company reports Consolidated EBITDA to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance. However, Consolidated EBITDA should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of Consolidated EBITDA may not be comparable to similarly titled measures used by other companies.

Reconciliation of Consolidated EBITDA to Net Income
		Three Months Ended December 31,		Twelve Months Ended December 31,
		2020	2019	2020	2019
Net income		$1,430	$1,979	$6,307	$7,796
Add:	Depreciation	2,055	1,879	7,994	7,344
	Interest expense less interest income	799	1,112	3,504	4,803
	Interest expense - amortize loan cost	122	110	502	452
	Income tax expense	454	336	2,030	2,393
	Amortization - intangibles	91	67	315	299
	Stock-based compensation	52	82	208	254
	Loan fees	18	17	72	69
Consolidated EBITDA		$5,021	$5,582	$20,932	$23,410

LEVERAGE RATIO – The Company uses the ratio of debt, net of cash, to Consolidated EBITDA for the last twelve months as an operational performance measurement of Otelco’s leverage. Such ratio is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. The Company reports such ratio to allow current and potential investors to understand this performance metric. The Company also believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance, including the Company’s ability to generate earnings sufficient to service its debt, and enhances understanding of the Company’s financial performance and highlights operational trends. However, such ratio should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of such ratio may not be comparable to similarly titled ratios used by other companies. The table below provides the calculation of such ratio as of December 31, 2020. In addition, its credit agreement measures the ratio of debt to Consolidated EBITDA for the last twelve months as a covenant under the agreement.

Ratio of Debt, Net of Cash, to Consolidated EBITDA
as of December 31, 2020
($000)

Notes payable (excluding PPP loan)	$65,040
Debt issuance costs	822
Notes outstanding	$65,862

Less cash (excluding PPP loan)	(5,470)
Notes outstanding, net of cash	$60,392
Consolidated EBITDA for the
last twelve months	$20,932

Total leverage ratio, net of cash	2.89

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis.Garner@Otelco.com